 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2003

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

United Bancshares, Inc. (Nasdaq: UBOH – news), a $425 million bank holding company headquartered in Columbus Grove, Ohio, today announced the signing of a purchase and assumption agreement between The Union Bank Company, United’s wholly-owned-subsidiary and RFC Banking Company (RFCBC).  The agreement is for the purchase of three RFCBC branches located in Pemberville and Gibsonburg, Ohio, including one in the Otterbein-Portage Valley Retirement Village.

The anticipated closing date is scheduled for March or April of 2003. The transaction is subject to approval by federal and state banking regulators, among other conditions. Details of the transaction were not released.

"We are pleased to be able to sell these branches to a company with such a long tradition of commitment to customers as United Bancshares," said Kenneth A. Joyce, President and CEO, Rurban Financial Corp. "We feel that United Bancshares and its affiliates will continue to serve the customers in these communities well."

United’s President and CEO E. Eugene Lehman stated, “United Bancshares and its affiliates will continue to offer full banking services to both the Pemberville and Gibsonburg communities.  These branches will compliment United’s previously planned expansion into the Bowling Green market.  We also anticipate the acquisition to have a positive impact on earnings by the end of 2003."

“We look forward to meeting our new customers and familiarizing them with our friendly banking services," said Lehman. "Our purpose is to provide our communities with responsive, stable and progressive financial services and to encourage sound economic activities and growth.”

Upon completion of the acquisition, United Bancshares, Inc.’s projected consolidated assets will be approximately $485 million.

United Bancshares, Inc. is a locally owned and operated holding company comprised of The Bank of Leipsic Company, Citizens Bank of Delphos, and The Union Bank Company. The banks serve Allen and Putnam Counties, with locations in Columbus Grove, Delphos, Kalida, Leipsic, Lima and Ottawa.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2001 Form 10-K.

For more information, visit www.theubank.com or contact Brian Young at 419-659-2141.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: January 2, 2003	By: /s/ Brian D. Young
Brian D. Young CFO